Exhibit II-4
(English Language Summary)
Other Documents made available by Canon Finetech Inc. relating to the matters specified in Article 782, Paragraph 1 of the Japanese Companies Law, dated March 9, 2010
     A fair and accurate summary of (i) fairness of the consideration and (ii) reference materials as to the consideration is included in “Announcement of Share Exchange Agreement under which Canon Inc. Will Make Canon Finetech Inc. Its Wholly-Owned Subsidiary”, dated February 8, 2010, attached as Exhibit I-1

II-4-1